Exhibit 10.2

FOURTH AMENDMENT
TO THE
PRUDENTIAL SUPPLEMENTAL EMPLOYEE SAVINGS PLAN
(Effective as of January 1, 2006)

(Amending to address the participation of employees on assignment with global business partners)

Purpose and Background:

A.
Pursuant to Section 7.1(b) of the Prudential Supplemental Employee Savings Plan (the “Plan”), the Executive Vice President of Corporate Human Resources ("EVP"), or the successor to his or her duties relating to corporate human resources has the authority to amend the Plan on behalf of The Prudential Insurance Company of America (“Prudential”) with respect to minor changes that are necessary or advisable for purposes of compliance with ERISA or other applicable laws or regulations.

B.
The EVP deems it advisable to amend the Plan to address the participation of employees who are transferred to perform service with a global business partner and are eligible to participate in the Prudential Global Business Partner Non-Qualified Plan.

C.	The EVP has determined that the foregoing amendment is within the scope of authority granted to the EVP under the terms of the Plan.

Resolution

Effective as of April 1, 2018, the Plan is amended as follows:

1.	Section 2.5 of the Plan is amended and restated to read as follows:

2.5    Participants Transferred to Joint Ventures or Global Business Partners. A Participant who is transferred to perform service for a “Joint Venture” or a “Global Business Partner” as each such term is defined below, shall not be eligible to make 401(a)(17) Deferrals or receive 401(a)(17) Matching Contributions with respect to such deferrals under the Plan during the period of the assignment. In addition, the Participant’s transfer to perform service for the Joint Venture or the Global Business Partner, as applicable, shall not constitute a Termination of Employment for purposes of triggering a distribution of benefits from the Plan. Upon a Participant’s transfer to employment with the Employer, the Participant shall be eligible to participate in the Plan in accordance with Section 2.3, provided the requirements in Section 2.1 are satisfied. A Participant’s service with the Joint Venture or Global Business Partner, as applicable, shall be recognized under the Plan in accordance with the applicable provisions in PESP. For purposes of the Plan, a “Joint Venture” is a joint venture in which the Company, directly or indirectly, owns at least 20% of the voting power or equity value, but which is not an Affiliate as defined in PESP. A “Global Business Partner” is an entity with which Prudential has a business relationship but does not, directly or indirectly, own any voting power or equity value and is not a member of the Company’s Controlled Group.

2.	All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

3.	Except where otherwise expressly amended herein, the Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: October 22, 2018    /s/ Lucien Alziari
Lucien Alziari
Executive Vice President, Chief Human Resources Officer